Exhibit 99.1

Contact:	Mark A. Steinkrauss, Vice President, Corporate Relations
(312) 592-5384 mark.steinkrauss@teldta.com

Julie D. Mathews, Manager, Investor Relations
(312) 592-5341 julie.mathews@teldta.com

FOR RELEASE:  IMMEDIATE

TDS AND U.S. CELLULAR RECEIVE NON-COMPLIANCE NOTIFICATION
FROM THE AMEX AND NYSE

CHICAGO – Nov. 16, 2005 – Telephone and Data Systems, Inc. [AMEX:TDS, TDS.S] and United States Cellular Corporation [AMEX: USM], as expected and pursuant to prior conversations with the exchanges, today announced that both companies received notices from the staff of The American Stock Exchange (“AMEX”) and The New York Stock Exchange (“NYSE”) indicating that TDS and U.S. Cellular are not in compliance with listing standards due to their failure to file quarterly reports on Form 10-Q for the quarter ended Sept. 30, 2005 on a timely basis.  The issuing of such notices is considered routine practice in situations when there are late filings with the SEC.

TDS and U.S. Cellular equity securities trade on the AMEX and the debt securities, discussed below, trade on the NYSE.

As a result of the non-compliance notices, TDS and U.S. Cellular will be included in a list of issuers, which is posted daily on the AMEX and NYSE websites, that are not in compliance with the listing standards and “.LF” will be appended to their trading symbols whenever such trading symbols are transmitted with a quotation or trade.  The AMEX will post both companies to their late filers list on or before Nov. 21, 2005.  The NYSE will post both companies to their late filers list on Nov. 18, 2005.

Equity Ticker symbols (AMEX)	Late filing ticker symbol (AMEX)
TDS	TDS.LF
TDS.S	TDS.S.LF
USM	USM.LF

Debt Ticker symbols (NYSE)	Late filing ticker symbol (NYSE)
TDA	TDA.LF
TDI	TDI.LF
UZG	UZG.LF
UZV	UZV.LF

The website posting and indicator will remain in effect until TDS and U.S. Cellular have regained compliance with all applicable listing requirements.  TDS and U.S. Cellular expect to be in compliance with such listing requirements when they file their Forms 10-Q for the quarter ended Sept. 30, 2005.  The companies have not filed their Forms 10-Q for the quarter ended Sept. 30, 2005 due to a restatement of their financial results for the first and second quarters of 2005, the years ended Dec. 31, 2000 - 2004, and each of the quarters of 2004 and 2003.  The companies anticipate filing the amended Forms 10-K and Forms 10-Q in mid-December 2005.

TDS and U.S. Cellular will also file Forms 8-K to report additional matters relating to the notices from the AMEX and NYSE.

TDS, a FORTUNE 500 company, is a diversified telecommunications corporation founded in 1969.  Through its strategic business units, U.S. Cellular and TDS Telecom, TDS operates primarily by providing wireless, local telephone and broadband services.  TDS builds value for its shareholders by providing excellent communications services in growing, closely related segments of the telecommunications industry.  As of Sept. 30, 2005, the company employed 11,700 people and served 6.5 million customers/units in 36 states.

As of Sept. 30, U.S. Cellular Corporation, the nation’s sixth largest wireless service carrier, provided wireless service to 5.3 million customers in 25 states. The Chicago-based company operates on a customer satisfaction strategy, meeting customer needs by providing a comprehensive range of wireless products and services, superior customer support and a high-quality network.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995:  All information set forth in this news release, except historical and factual information, represents forward-looking statements. This includes all statements about the company’s plans, beliefs, estimates and expectations. These statements are based on current estimates and projections, which involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Important factors that may affect these forward-looking statements include, but are not limited to:  the final results of the restatements and results of operations for the quarter ended Sept. 30, 2005; possible future restatements; possible material weaknesses in internal controls; the ability of U.S. Cellular to successfully manage and grow the operations of the Chicago MTA and newly launched markets; changes in the overall economy; changes in competition in the markets in which U.S. Cellular and TDS Telecom operate; changes due to industry consolidation; advances in telecommunications technology, including Voice over Internet Protocol; changes to access and pricing of unbundled network elements; changes in the telecommunications regulatory environment; changes in the value of investments, including variable prepaid forward contracts;  an adverse change in the ratings afforded TDS and U.S. Cellular debt securities by accredited ratings organizations; pending and future litigation; acquisitions/divestitures of properties and/or licenses; and changes in customer growth rates, average monthly revenue per unit, churn rates, roaming rates and the mix of products and services offered in U.S. Cellular and TDS Telecom markets. Investors are encouraged to consider these and other risks and uncertainties that are discussed in the Form 8-K used by TDS to furnish this press release to the Securities and Exchange Commission, which are incorporated by reference herein.

For more information about TDS and its subsidiaries, visit the web sites at:

TDS: www.teldta.com	TDS Telecom: www.tdstelecom.com
USM: www.uscellular.com	TDS Metrocom: www.tdsmetro.com

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